EXHIBIT 99.1
OSG
OVERSEAS SHIPHOLDING GROUP, INC.
           PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP AND MAERSK OIL QATAR
SIGN NEW AGREEMENT FOR FSO AFRICA

NEW YORK, NY – August 19, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, announced today that it has signed a new service agreement with Maersk Oil Qatar AS (MOQ) for the FSO Africa, a floating storage and offloading (FSO) service vessel. The duration of the contract is for three years beginning the end of August.  The rate consists of a base rate which will increase if and when more capacity and features of the FSO are requested by MOQ.  The FSO Africa is jointly owned by OSG and Euronav N.V. (Euronext Brussels: EURN).

FSO Africa and its sister vessel, FSO Asia, are the two largest and most sophisticated double hull FSO vessels in the world. The FSO Africa will be stationed on the Al Shaheen oil field offshore Qatar, joining the FSO Asia, which began operations in January 2010.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact Information
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.